55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies



                                February 7, 2002


Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois 60181

The Bank of New York
Unit Investment Trust Dept.
15 Broad Street
New York, New York 10005


              Re: Van Kampen Focus Portfolios, Municipal Series 367
                   Insured Municipals Income Trust, Series 441
            Pennsylvania Insured Municipals Income Trust, Series 259

Gentlemen:

     We have examined Registration Statement File Nos. 333-76960 for the above mentioned trusts. We hereby acknowledge that Kenny S &P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                                Frank A Ciccotto
                                                                  Vice President